NEWS RELEASE
February 15, 2006

For Immediate Release

CENTRUE FINANCIAL CORPORATION

310 South Schuyler Avenue P.O. Box 552 Kankakee, IL 60901-0552	Fax:	(815) 937-4440 (815) 937-3674

For more information contact:
Thomas A. Daiber
Chief Executive Officer

UCENTRUE FINANCIAL CORPORATION ANNOUNCES 2005 RESULTS HIGHLIGHTED BY
IMPROVED ASSET QUALITY AND ENTRY INTO NEW MARKETS

Kankakee, Illinois.....(February 15, 2006) Centrue Financial Corporation (NASDAQ:TRUE), today reported net income of $4.4 million ($1.86 per diluted share) for the year ended December 31, 2005 compared to $4.9 million ($1.95 per diluted share) in 2004. Net income for 2005 expressed as an annualized rate of return on average assets and average common stockholders’ equity was 0.69% and 9.95% compared to 0.80% and 10.96% for 2004. The Company announced net income of $1.1 million ($0.46 per diluted share) for the fourth quarter of 2005 compared to $1.6 million ($0.68 per diluted share) for the comparable 2004 period.

“One of our most important tasks when Centrue Financial was transformed into a commercial bank in 2003 was to clean up the inherited asset quality issues,” commented Thomas A. Daiber, Chief Executive Officer. “I am pleased to report that our nonperforming loans have decreased by 66% from its peak in June 2004 to $3.8 million at December 31, 2005 while over the same time period delinquent loans have decreased by $9.4 million or 58%. The significantly improved asset quality has helped us to lay the necessary foundation for the achievement of our mission to be the premier bank serving our markets.”

Mr. Daiber stated, “Over the last two years, we have built a new, strong management team and recruited experienced revenue producing personnel to help fulfill our previously announced strategy to expand our geographic footprint. During 2005, we entered two new markets and significantly expanded our presence in Fairview Heights. We completed the acquisition of Illinois Community Bank in Effingham, we opened a loan production office in Plainfield and opened our new 25,000 square foot bank building in Fairview Heights. The impressive facility in the growing Fairview Heights community, along with our motivated staff, has helped our deposit growth in this market exceed our expectations. We continue to develop a sales and performance culture throughout our organization that we believe will enhance our future profitability. During 2005, we increased our staff by 34 full time equivalents, which correspondingly increased our salaries and benefits budget. These added positions were primarily related to staffing our new locations. We have strengthened our management depth with the addition of a Chief Operating Officer and new managers for our mortgage, consumer lending, operations and compliance departments.”

“As our new management team concludes our second full year operating as Centrue Financial, we are able to report significant expansion of our commercial loan and deposit business. During 2005, we realized a 16% increase in commercial and commercial real estate loans, a 26% increase in non-interest checking account balances and a 90% increase in our sweep balances. We achieved this growth while maintaining our net interest margin for the year at 3.41% during a rapidly rising rate environment. During 2006, we will be challenged by the slope of the yield curve but are optimistic that our talented and sales-focused employees will lead us to increased efficiency and profitability.”

“While these initiatives are designed to increase long term profitability, the increased overhead expenses are reflected in our financial results for 2005, including costs associated with our data processing conversion, the acquisition and integration of Illinois Community Bank and other merger and acquisition activity. To assist in promoting long term shareholder value, we also repurchased 178,865 shares or 7.5% of the Company’s common stock during 2005 thereby reducing excess capital,” Daiber added.

Fourth Quarter Results

For the fourth quarter of 2005, the Company reported net income of $1.1 million ($0.46 per diluted share) compared to $1.6 million ($0.68 per diluted share) in 2004, a decrease of $554,000 (34.1%). The decrease was primarily due to a $1.2 million (29.5%) increase in non-interest expenses, partially offset by an increase in non-interest income of $270,000 (16.2%) and decreases in provision for loan losses of $225,000 (75.0%) and income taxes of $160,000 (31.9%).

Net interest income decreased $34,000 (0.7%) during the fourth quarter of 2005 compared to the fourth quarter of 2004. Interest income increased $1.0 million (13.9%) and interest expense increased $1.1 million (40.1%). The increase in interest income was primarily due to an increase in the average tax equivalent yield on interest earning assets from 5.39% in 2004 to 5.88% in 2005 as well as an increase in the average balance of interest earning assets. The increase in interest expense was due to both an increase in average interest rates paid from 2.08% in 2004 to 2.80% in 2005, as well as an increase in average balances.

The following table sets forth noninterest income by category for the periods presented:

	Three Months Ended
	December 31		Change
	2005	2004	Amount	Percent
	(dollars in thousands)
Fee income	$1,667	$1,231	$436	35.4%
Net gain (loss) on sale of real estate held for sale	(24)	65	(89)	(136.9)
Net gain on sale of loans	149	225	(76)	(33.8)
Increase in cash surrender value of life insurance	90	88	2	2.3
Other	53	56	(3)	(5.4)

Total	$1,935	$1,665	$270	16.2%

Noninterest income of $1.9 million increased by $270,000 (16.2%) from the comparable 2004 period. The increase in noninterest income was primarily due to an increase in fee income of $436,000 (35.4%) from the same period in 2004. This increase was partially offset by a decrease in gain on sale of real estate held for sale of $89,000 (136.9%) and a decrease in the gain on sale of loans of $76,000 (33.8%). The increase in fee income was primarily due to an increase in overdraft fee income as a result of both increased revenue and a change in the method of recording charge-offs. Overdraft charge-offs were previously written off through current operations. During the second quarter of 2005, the Company began recording these as charge-offs to the allowance for loan losses. The decrease in gain on sale of real estate held for sale was primarily due to other real estate properties sold at a loss during the fourth quarter of 2005. The decrease in the gain on sale of loans was primarily due to a lower volume of loan sales during the fourth quarter of 2005. Additionally, during the fourth quarter of 2004, the Company sold approximately $4.6 million of long-term fixed rate mortgage loans in an effort to reduce interest rate risk inherent in the mortgage loan portfolio. This sale generated a gain of approximately $42,000 during the fourth quarter of 2004.

The following table sets forth noninterest expense by category for the periods presented:

	Three Months Ended
	December 31		Change
	2005	2004	Amount	Percent
	(dollars in thousands)
Compensation and benefits	$2,934	$1,963	$971	49.5%
Occupancy, net	455	348	107	30.7
Furniture and equipment	330	350	(20)	(5.7)
Legal and professional fees	227	144	83	57.6
Other	1,213	1,179	34	2.9

Total	$5,159	$3,984	$1,175	29.5%

Noninterest expenses increased $1.2 million from $4.0 million in the fourth quarter of 2004 to $5.2 million for the same period in 2005, primarily due to an increase in compensation and benefits of $971,000 (49.5%) and an increase in occupancy expense of $107,000 (30.7%). Compensation and benefits increased due to the purchase of Illinois Community Bancorp during the second quarter of 2005, the opening of the new Fairview Heights building during the second quarter of 2005, as well as the hiring of additional key personnel. Occupancy expense increased due to the addition of the Illinois Community and Fairview Heights offices.

Income tax expense was $342,000 or $160,000 lower than in the fourth quarter of 2004. The effective income tax rate for 2005 was 24.2% compared to 23.6% for the same period in 2004.

Year End Results

For the year ended December 31, 2005, net income decreased by 10.4% to $4.4 million ($1.86 per diluted share) compared to earnings of $4.9 million ($1.95 per diluted share) for 2004. The decrease in net income was primarily due to an increase in noninterest expenses of $2.9 million (17.5%), partially offset by increases in net interest income of $285,000 (1.5%) and noninterest income of $1.2 million (20.3%) as well as decreases in the provision for loan losses of $549,000 (45.8%) and income tax expense of $378,000 (19.7%).

Net interest income increased to $19.0 million or $285,000 (1.5%) more than in 2004. The net interest margin decreased 1 basis point to 3.41% for 2005 compared to 3.42% for 2004. Interest income increased by $2.7 million (9.2%) to $32.1 million. The increase in interest income resulted from an increase in both the average balance of interest-earning assets as well as an increase in average rates from 5.33% in 2004 to 5.70% in 2005. Interest expense increased by $2.4 million (22.7%) to $13.1 million. The increase in interest expense resulted from an increase in average interest-bearing balances as well as an increase in average rates from 2.09% in 2004 to 2.50% in 2005. The provision for loan losses decreased to $651,000 compared to $1.2 million in 2004, primarily due to improving credit quality.

The following table sets forth noninterest income by category for the periods presented:

	Year Ended
	December 31		Change
	2005	2004	Amount	Percent
	(dollars in thousands)
Fee income	$5,808	$4,357	$1,451	25.0%
Net gain on sale of securities	183	85	98	115.3
Net gain (loss) on sale of real estate held for sale	(23)	104	(127)	(122.1)
Net gain on sale of loans	603	886	(283)	(31.9)
Increase in cash surrender value of life insurance	354	358	(4)	(1.1)
Other	300	217	83	38.2

Total	$7,225	$6,007	$1,218	20.3%

Noninterest income increased by $1.2 million (20.3%), from $6.0 million to $7.2 million. Fee income increased $1.5 million (25.0%) to $5.8 million. The increase in fee income during 2005 was the result of the implementation of a new overdraft protection program that began in June of 2004. Net gain on sale of real estate held for sale decreased by $127,000 (122.1%). Net gain on sale of loans decreased by $283,000 (31.9%) to $603,000. The decrease in the gain on sale of loans was primarily due to a lower volume of loan originations during 2005, including those loans that the Company sold during 2004 in order to reduce interest rate risk in the mortgage loan portfolio. Additionally, the 2004 results included a gain on the sale of the credit card portfolio of $127,000.

The following table sets forth noninterest expense by category for the periods presented:

	Year Ended
	December 31		Change
	2005	2004	Amount	Percent
	(dollars in thousands)
Compensation and benefits	$10,490	$8,587	$1,903	22.2%
Occupancy, net	1,638	1,435	203	14.1
Furniture and equipment	1,750	1,370	380	27.7
Legal and professional fees	854	670	184	27.5
Other	4,957	4,688	269	5.7

Total	$19,689	$16,750	$2,939	17.5%

Noninterest expenses were $19.7 million or $2.9 million (17.5%) higher than those in 2004. There were increases of $1.9 million (22.2%) in compensation and benefits, $203,000 (14.1%) in occupancy expense, $380,000 (27.7%) in furniture and equipment expense, $184,000 (27.5%) in legal and professional fees and $269,000 (5.7%) in other expense. The acquisition of Illinois Community contributed increases of $411,000 in compensation and benefits, $93,000 in occupancy expense, $73,000 in furniture and equipment expense and $231,000 in other expense. The remaining $1.5 million increase in compensation and benefits was primarily due to the addition of key personnel, the addition of personnel from the opening of the Fairview Heights location, as well as merit increases from 2004 to 2005. The remaining $110,000 increase in occupancy expense was primarily due to the opening of the Fairview Heights, Illinois office. The remaining $111,000 increase in furniture and equipment was primarily due to the write-down of $420,000 of fixed assets and prepaid expenses related to the Company’s former data processing system which became obsolete after the conversion to Jack Henry and Associates’ Silverlake system in June of 2005, partially offset by reduced furniture and equipment expenses for the remaining portion of the year. Legal and professional fees increased primarily due to the Company’s merger and acquisition activity.

Income tax expense was $1.5 million compared to $1.9 million for 2004. The effective income tax rate for 2005 was 26.0% compared to 28.2% in 2004. The decrease in income tax expense and the effective income tax rate was due to a decrease in income before income taxes in 2005 as well as an increase in tax exempt income.

The return on stockholders’ equity was 9.95% in 2005 compared to 10.96% in 2004. The decrease in return on equity was primarily due to lower net income, partially offset by a decrease in stockholders’ equity from stock repurchases by the Company during 2005. The return on assets was 0.69% in 2005 compared to 0.80% in 2004. The decrease in return on assets was primarily due to a decrease in net income as well as an increase in average assets.

Financial Condition at December 31, 2005

The Company’s total assets at December 31, 2005 were $641.3 million, an increase of $29.5 million (4.8%) from $611.9 million at December 31, 2004. Net loans increased $17.5 million (4.2%) primarily due to loans acquired in the Illinois Community acquisition, as well as new loan originations during 2005. Deposits increased $12.1 million (2.4%) and customer repurchase agreements increased $7.8 million (90.5%). Deposits increased due to relationships acquired in the Illinois Community acquisition, partially offset by some reductions in certificate of deposit accounts. Customer repurchase agreements increased primarily due to a focus by the Company to increase business deposit accounts.

Stockholders’ equity totaled $42.9 million, reflecting a decrease of $255,000 (0.6%) compared to December 31, 2004. The decrease was due mainly to common stock repurchases and a decrease in unrealized gains on available-for-sale securities. During 2005, the Company repurchased 178,865 shares of common stock at a total cost of approximately $4.8 million. There were 2,262,939 shares of common stock outstanding at December 31, 2004, compared to 2,380,666 shares at December 31, 2004. Equity per share of common stock increased by $0.83 to $18.97 at December 31, 2005 from $18.14 at December 31, 2004. The capital ratios of the Company, as well as of Centrue Bank, the Company’s wholly-owned subsidiary, continued to be in excess of regulatory requirements.

Nonperforming loans decreased $3.2 million from the end of 2004 to $3.8 million at the end of 2005. The decrease in nonperforming loans was mainly attributable to significant efforts over the past two years which resulted in the final resolution of several long-standing nonperforming loans. Due to improving credit quality, the Company decreased the amount of the provision for loan losses during 2005. As a result, the allowance for loan losses to total loans decreased to 1.02% at December 31, 2005, from 1.29% at December 31, 2004 but the ratio of our allowance for loan losses to nonperforming loans improved to 117% from 78%. In addition to the decrease in non-performing loans, the Company closed on the sale of a portion of its largest real estate owned property during the second quarter of 2005. The remaining portion of the property with a carrying value of $1.5 million is under contract to be sold for a small gain. The Company collected a significant escrow deposit in exchange for extending this contract until March 2006.

Centrue Financial Corporation and Centrue Bank are headquartered in Kankakee, Illinois, which is 60 miles south of downtown Chicago. The Bank operates twenty locations in nine counties ranging from south suburban Chicago to the metropolitan St. Louis area. Centrue Bank has total assets of more than $641 million and 204 employees on a full time equivalent basis.

# # #

Financial Highlights
Condensed Consolidated Statements of Income
Attached

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (I) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets: (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

CENTRUE FINANCIAL CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2005	2004	2005	2004
Total interest income	$8,430	$7,400	$32,096	$29,398
Total interest expense	3,716	2,652	13,063	10,650

Net interest income	4,714	4,748	19,033	18,748
Provision for loan losses	75	300	651	1,200

Net interest income after provision for loan losses	4,639	4,448	18,382	17,548
Noninterest income:
Fee income	1,667	1,231	5,808	4,357
Net gain on sale of securities	—	—	183	85
Net gain (loss)on sale of real estate held for sale	(24)	65	(23)	104
Net gain on sale of loans	149	225	603	886
Other	143	144	654	575

Total noninterest income	1,935	1,665	7,225	6,007

Noninterest expense:
Compensation and benefits	2,934	1,963	10,490	8,587
Occupancy, net	455	348	1,638	1,435
Furniture and equipment	330	350	1,750	1,370
Legal and professional fees	227	144	854	670
Other	1,213	1,179	4,957	4,688

Total noninterest expense	5,159	3,984	19,689	16,750

Income before income taxes	1,415	2,129	5,918	6,805
Income tax expense	342	502	1,538	1,916

Net income	$1,073	$1,627	$4,380	$4,889

Other comprehensive income (loss):
Change in unrealized gains on available for sale securities, net of related income taxes	(736)	(323)	(1,581)	(1,008)
Less: reclassification adjustment for gains included in net income net of related income taxes	—	—	131	53

Other comprehensive income (loss)	(736)	(323)	(1,712)	(1,061)

Comprehensive income	$337	$1,304	$2,668	$3,828

Basic earnings per share	$0.46	$0.68	$1.87	$1.96
Diluted earnings per share	$0.46	$0.68	$1.86	$1.95
Dividends per share	$—	$—	$—	$.075
Selected operating ratios (annualized):
Net interest margin (ratio of net interest income to average interest-earning assets)	3.32%	3.48%	3.41%	3.42%
Return on assets (ratio of net income to average total assets)	0.66%	1.07%	0.69%	0.80%
Return on equity (ratio of net income to average equity)	9.50%	14.92%	9.95%	10.96%

CENTRUE FINANCIAL CORPORATION AND SUBSIDIARY
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

	December 31	December 31
	2005	2004
	(dollars in thousands)
Selected Financial Condition Data:
Total assets	$641,341	$611,853
Net loans, including loans held for sale	436,841	419,379
Allowance for loan losses	4,486	5,475
Investment securities — available-for-sale	125,190	124,763
Deposits	507,916	495,777
Customer repurchase agreements	16,314	8,563
Borrowings	49,423	41,098
Trust preferred securities	20,000	20,000
Accumulated other comprehensive income (loss)	(1,657)	27
Stockholders’ equity	42,921	43,176
Shares outstanding	2,262,939	2,380,666
Stockholders’ equity per share	$18.97	$18.14
Selected asset quality ratios:
Allowance for loan losses to total loans	1.02%	1.29%
Non-performing assets to total assets	0.87%	1.64%
Allowance for loan losses to non-performing loans	117.34%	78.31%
Classified assets to total assets	1.51%	3.16%
Allowance for loan losses to classified assets	46.26%	28.22%
Non-performing asset analysis:
Non-accrual loans	$3,823	$6,769
Loans past due 90 days and accruing	—	222
Real estate owned and repossessed assets	1,709	3,002
Troubled debt restructurings	35	42

Total	$5,567	$10,035

Net (recoveries) charge-offs for quarter	$433	$1,512